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THE GRACE
THE GRACE

The Grace

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q3 2025

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q3 2025 EARNINGS RELEASE
SECTION TWO

Q3 2025 SUPPLEMENTAL INFORMATION
SECTION THREE

Management Letter

October 28, 2025

Our Fellow Shareholders:

The third quarter showcased our team’s ability to execute on our strategic priorities, even as the broader economic environment remained uncertain. We made meaningful progress across our portfolio, driven by strong leasing momentum, disciplined capital allocation, and the continued transformation of National Landing into a vibrant, mixed-use destination. Notably, we accelerated office leasing during a typically slow period, converting a robust pipeline of prospective tenants into signed leases – particularly in National Landing. This momentum reflects the enduring appeal of our placemaking efforts and the area’s proximity to the Pentagon, which continues to attract defense technology tenants.

While the freeze on federal procurement activity earlier this year thawed through the second and into the third quarter, and business activity had begun to normalize and even grow, the current government shutdown has the potential to significantly disrupt that normalization. It has already impacted economic activity in our region and, if prolonged, could begin to hinder tenants’ desire to make leasing decisions, and significantly dampen regional economic activity. The uncertainty surrounding federal operations and procurement, particularly in a market as closely tied to government and defense spending as ours, poses real risks to growth and stability. We remain focused on navigating these dynamics with agility and discipline, being good partners to our customers as they try to do the same, and positioning the portfolio to weather near-term volatility and capitalize on long-term growth opportunities.

The following are highlights from this quarter:

Completed construction of Valen, a 355-unit multifamily tower in the heart of National Landing. This is the fourth multifamily tower we have delivered in National Landing since the beginning of 2024 for a total of almost 1,600 new units. Leasing at these new towers continues to be strong, driven by the previous lack of new supply in the submarket and demand drivers such as Amazon and the vibrant amenities we’ve created through our placemaking interventions.

Leased 182,000 square feet of office space. Our office leasing had a weighted average lease term of 4.3 years and included 108,000 square feet of new leases in National Landing. While the third quarter is typically slower than the second and fourth quarters, demand in National Landing remains strong, driven by the growing defense tech sector’s desire for proximity to the Pentagon and the appeal of the highly amenitized neighborhood we’ve created.

Entitled 2100 and 2200 Crystal Drive, two obsolete office buildings in National Landing, for conversion to hospitality and multifamily uses. These assets were among the first to be approved through Arlington County’s new Adaptive Reuse Policy. 2100 Crystal Drive is entitled to be converted into a 345-key, dual-brand hotel and is under contract to be sold to a hotel owner/operator. 2200 Crystal Drive was approved to be converted into approximately 195 multifamily units, and we expect to commence construction next year.

Capital Allocation

Our capital allocation strategy remains anchored in our core objective: maximizing long-term NAV per share growth. Leveraging our deep expertise in mixed-use, urban infill real estate, we have consistently rotated across asset classes based on relative value, cost of capital, and risk-adjusted return potential. In prior cycles, we divested low cap rate CBD office and reallocated capital to multifamily development. More recently, multifamily assets have commanded relatively attractive pricing in the private market. Monetizing these assets – especially when we can achieve premiums to NAV – has provided an efficient source of capital for opportunistic investments. This disciplined approach allows us to recycle capital into opportunities that we believe offer the greatest potential for long-term NAV per share growth.

Looking ahead, we continue to pursue new growth opportunities that align with our strategy and competitive advantages as a mixed-use owner, operator, and developer. We believe the current market dislocation is creating some of the most compelling office investment opportunities in nearly two decades, as demonstrated by our acquisition of Tysons Dulles Plaza in May. In parallel, we continue to explore opportunities to monetize our land bank and selectively recapitalize certain assets, generating incremental fee revenue and carried interest income through joint ventures with third-party investors.

Given the substantial discount our shares have historically traded at relative to NAV, we allocated a significant amount of our capital to share repurchases. So far this year, we have repurchased 26.8 million shares at an average price of $16.52 per share, totaling $443.1 million. Since launching our share repurchase program in 2020, we have repurchased 83.6 million shares, which is approximately 62% of the shares outstanding as of December 31, 2019, at an average price of $18.79 per share, totaling $1.6 billion.

As we have done throughout our time as a public company, we intend to fund growth opportunities through a combination of asset sales, private equity joint ventures, and selective issuances of public equity. Which of these we access at any given point in time depends upon their relative cost of capital and availability. Across all channels, our capital allocation strategy remains focused on enhancing long-term shareholder value and positioning the portfolio for sustained NAV per share growth.

Financial and Operating Metrics

For the three months ended September 30, 2025, we reported Core FFO attributable to common shares of $9.1 million, or $0.15 per diluted share. Annualized NOI decreased 3.8% quarter over quarter, totaling $232.9 million, excluding the assets that were sold, recapitalized, and recently acquired. Our multifamily portfolio ended the quarter at 89.1% leased and 87.2% occupied. Our office portfolio ended the quarter at 77.6% leased and 75.7% occupied. Our portfolio Same Store NOI decreased 6.7% for the three months ended September 30, 2025.

As of September 30, 2025, our Net Debt to Annualized Adjusted EBITDA was 12.6x. We are currently operating at elevated leverage levels while our newly constructed multifamily assets (The Grace, Reva, The Zoe, and Valen) lease up. We expect our leverage will moderate through: (i) additional income from the stabilization of these newly constructed multifamily assets; (ii) rent growth in our existing multifamily portfolio given the limited multifamily supply pipeline in the DC metro area; (iii) additional commercial revenue from our signed but not yet commenced leases; and (iv) office demand in National Landing from prospective tenants seeking proximity to the Pentagon, local tech talent, and the placemaking attractions we have delivered.

Our floating rate exposure remains low, with 88.1% of our debt fixed or hedged as of the end of the third quarter, after accounting for in-place interest rate swaps and caps. The floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well positioned with respect to our balance sheet and our debt, which has a weighted average maturity of three years, after adjusting for

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by-right extension options. Our non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

Operating Portfolio

Multifamily Trends

Our Same Store multifamily portfolio ended the quarter at 93.1% leased, down 1.6%, and 92.2% occupied, down 0.6% quarter over quarter. In our Same Store multifamily portfolio, effective rents increased 2.2% blended across both new and renewal leases while achieving a 56.3% renewal rate. Our multifamily portfolio Same Store NOI decreased 2.2% for the three months ended September 30, 2025, driven by lower occupancy and increased operating expenses.

This quarter, we completed construction of Valen, a 355-unit multifamily tower with 11,000 square feet of ground floor retail in the heart of National Landing which began leasing during the second quarter and is approximately 29% leased as of this week. We continue to make progress leasing The Grace and Reva, which were 82.5% leased, and The Zoe, which was 50.8% leased, as of September 30, 2025. Since Amazon brought their employees back to the office five days a week on January 2nd, we have seen a 40% increase in the number of Amazonians living in our National Landing multifamily portfolio. We believe that the amenity-rich environment we have developed in National Landing and proximity to transit are key factors contributing to the successful leasing performance.

DC Metro Multifamily Trends (based on CoStar, Apartment List, and BLS data)

Multifamily rent growth and occupancy across the DC metro area remained relatively flat with occupancy at approximately 94%, despite a sharp slowdown in new deliveries – approximately 10,000 units year-to-date, the lowest level in the past decade – and only one new start within our submarkets this quarter. While a seasonal slowdown following the summer is normal, the larger-than-normal loss in occupancy and a continuation of a deceleration in rent growth that have persisted since the spring has us monitoring the health of the market closely. We take solace in the fact that new construction starts dwindled materially through 2023, 2024, and 2025 leaving the next few years with historically limited new deliveries – ideal conditions for tightened occupancy and strong rent growth as long as the demand side cooperates. Additionally, the market is bolstered by the structurally limited inventory of new for-sale housing and resulting high prices, as well as the potential for strong growth in sectors like defense and technology – which are increasingly relevant in the region’s growth story and likely to benefit from federal spending priorities post-shutdown.

In the near term, we expect demand to remain tepid at a regional level due to disruptions and uncertainty around the federal government and its all-important procurement spending. As of the August BLS print, the region is essentially flat year-over-year from an employment perspective and down about 13,000 jobs from the beginning of the year. In contrast, by last August we had already added approximately 21,000 jobs making this year a significant reversal in trajectory even if the absolute numbers are somewhat modest in the scale of the overall economy. The reversal to date may not be the extent of the economic impact, however, as federal employees who took the “fork in the road” buyouts were paid through September 30th, with their resignations becoming effective on that day. These numbers also do not factor in any additional impacts from a long-term federal government shutdown – all to say that the demand picture through the end of the year remains uncertain.

Office Trends

Our office portfolio ended the quarter at 77.6% leased, up 1.1% quarter over quarter, and 75.7% occupied, up 0.9% quarter over quarter. The spread between our leased and occupied percentages represents over $7.5 million of contractual annualized rent which is expected to commence by the end of next year. In the third quarter, we executed 182,000 square feet of leases with a weighted average lease term of 4.3 years. For second generation leases, the rental rate mark-to-market was positive 11.1%.

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Leasing activity continued to be strong during the third quarter when we typically see a slowdown relative to the second quarter. Leasing in National Landing continues to be driven primarily by office users who fall into three categories: (i) companies who need SCIF/secure facility space; (ii) technology-related new tenants largely attracted by the recent delivery of our placemaking interventions; and (iii) defense-related tenants who have long called this submarket home. 100% of our third quarter leasing activity and approximately 95% of our year-to-date leasing activity was with tenants in the defense and technology industries. Demand for SCIF spaces that meet the current standard is particularly strong, and the ability to deliver new SCIF or assign existing SCIF is often a major differentiator in our tenant conversations. Looking forward, we have modest lease roll over the next five years in National Landing, averaging approximately 6% per year, and we expect our retention rate to improve given approximately 70% of our tenancy in our National Landing portfolio comprises defense-tech tenants.

Our leasing efforts continue to focus on buildings with long-term potential, concentrating occupancy in areas of National Landing that we have enhanced through our placemaking interventions and that are accessible via multi-modal transportation. In total, we will have taken over 1.0 million square feet of obsolete office space out of service in National Landing. Our rationale for reducing competitive stock in National Landing remains the same: to help foster a healthier long-term office market while repurposing older, underutilized buildings for redevelopment or conversion to multifamily housing, hospitality, or other complimentary uses that will support a vibrant mixed-use environment.

Northern Virginia Office Trends (based on JLL and CBRE data)

As has become the norm, metro-wide statistics reflect nearly flat absorption, although CBRE reported that the year had turned to net positive absorption for the first time since 2019. That report reflects a cautiously expressed sentiment that the office market, which had run aground, was slowly lifting off the muddy bottom. For one thing, vacancy rates are starting to decline across the board. That decline, however, is not yet driven by demand but by inventory coming offline. In the third quarter, JLL reported that 2.6 million square feet had come offline in Northern Virginia with an additional 10.3 million square feet in the pipeline to be demolished for other uses. We expect more inventory to come offline as dramatic re-pricing of office and demand for suburban housing sites overlap. This reduction in inventory should steadily drive down vacancy – faster if demand expands – and compounds the trend of a shrinking “truly” competitive market that’s further reduced by “zombie” buildings which are not truly competitive in the market. While some of those buildings will ultimately trade and become competitive again via reset basis, many of them will disappear forever as they’re scraped for new uses. In short, the truly competitive vacancy rate is likely far lower than the roughly 20% (and dropping) that’s quoted in the statistics. Finally, JLL and CBRE both report single-digit vacancy rates for the “best” new product in the market, suggesting that, in the absence of new construction (which remains largely prohibitively expensive), demand is likely to compress to the “best of the rest” as it resumes – a trend we see playing out real-time in the market particularly among government contractors who place value for money high on their list of desirable characteristics in a building.

We also believe that the Northern Virginia market, unlike the rest of the region, remains strongly aligned with the spending priorities of the current administration, and that a mandate to remain competitive in defense and technology is likely one of the few truly bipartisan issues left in Washington. Until the shutdown, this demand had already been filling our pipeline and that of Northern Virginia. However, there is some near-term risk of a protracted shutdown disrupting the spending authorization for contracts, which at the very least will likely lead to leasing decisions being put on pause and companies implementing austerity measures until it is resolved.

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As we look ahead, we remain focused on the disciplined execution of our business plans and our capital allocation strategy. Our platform is built to navigate uncertainty and capitalize on dislocations, and we believe the current environment presents compelling opportunities to deploy capital into assets that offer attractive risk-adjusted returns. We are encouraged by the momentum in our office leasing pipeline, the resilience of our multifamily portfolio, the strength of our balance sheet, and the continued evolution of National Landing into a vibrant, 18-hour neighborhood. Above all, we remain committed to maximizing long-term NAV per share growth, and we believe our current positioning and investment discipline will allow us to drive meaningful value creation for shareholders over time.

Thank you for your continued trust and partnership.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES THIRD QUARTER 2025 RESULTS

Bethesda, MD (October 28, 2025) - JBG SMITH (NYSE: JBGS), a leading owner, operator, and developer of mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended September 30, 2025 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Third Quarter 2025 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

Third Quarter 2025 Highlights

●	Net loss, Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	THIRD QUARTER AND YEAR-TO-DATE COMPARISON
in millions, except per share amounts	Three Months Ended				Nine Months Ended
	September 30, 2025		September 30, 2024		September 30, 2025		September 30, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1)	$(28.6)	$(0.48)	$(27.0)	$(0.32)	$(93.5)	$(1.35)	$(83.6)	$(0.95)
FFO (2)	$10.1	$0.17	$19.5	$0.23	$13.9	$0.20	$44.5	$0.50
Core FFO	$9.1	$0.15	$19.3	$0.23	$29.0	$0.41	$62.3	$0.69

_____________

(1)	Includes gains on the sale of real estate of $4.7 million and $47.0 million for the three and nine months ended September 30, 2025. Includes losses on the sale of real estate of $5.4 million and $5.1 million for the three and nine months ended September 30, 2024. Includes impairment losses of $4.8 million and $45.1 million for the three and nine months ended September 30, 2025, and $18.2 million for the nine months ended September 30, 2024.
(2)	Includes impairment losses related to non-depreciable real estate assets of $8.5 million and $18.2 million for the nine months ended September 30, 2025 and 2024.
●	Annualized Net Operating Income ("Annualized NOI") for the three months ended September 30, 2025 was $242.3 million, compared to $268.4 million for the three months ended June 30, 2025, at our share. Excluding the assets that were sold, recapitalized and recently acquired, Annualized NOI for the three months ended September 30, 2025 was $232.9 million, compared to $242.2 million for the three months ended June 30, 2025, at our share.

o	The decrease in Annualized NOI, excluding the assets that were sold, recapitalized and recently acquired, was substantially attributable to (i) higher utilities expenses in our commercial portfolio, and (ii) higher operating expenses and higher concessions, partially offset by the continued lease up of the recently completed assets in our multifamily portfolio.
●	Same Store NOI ("SSNOI") at our share decreased 6.7% quarter-over-quarter to $54.1 million for the three months ended September 30, 2025.
o	The decrease in SSNOI was substantially attributable to (i) lower occupancy and lower parking revenue in our commercial portfolio and (ii) lower occupancy and higher operating expenses, partially offset by higher rents and lower concessions in our multifamily portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 89.1% leased and 87.2% occupied as of September 30, 2025, compared to 89.0% and 85.8% as of June 30, 2025. Our Same Store multifamily portfolio was 93.1% leased and 92.2% occupied as of September 30, 2025, compared to 94.7% and 92.8% as of June 30, 2025.
●	In our Same Store multifamily portfolio, effective rents decreased by 0.8% for new leases and increased by 4.6% upon renewal while achieving a 56.3% renewal rate during the third quarter.
●	The operating commercial portfolio was 77.6% leased and 75.7% occupied as of September 30, 2025, compared to 76.5% and 74.8% as of June 30, 2025, at our share.
●	Executed approximately 182,000 square feet of office leases at our share during the three months ended September 30, 2025, including approximately 149,000 square feet of new leases. Second-generation leases generated an 11.1% rental rate increase on a cash basis and a 12.3% rental rate increase on a GAAP basis.
●	Executed approximately 461,000 square feet of office leases at our share during the nine months ended September 30, 2025, including approximately 250,000 square feet of new leases. Second-generation leases generated a 0.1% rental rate decrease on a cash basis and a 1.1% rental rate increase on a GAAP basis.

Development Portfolio

Under-Construction

●	During the quarter, we completed the construction of Valen, a 355-unit multifamily asset.

Development Pipeline

●	As of September 30, 2025, we had 19 assets in the development pipeline consisting of 8.7 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended September 30, 2025, revenue from third-party real estate services, including reimbursements, was $14.7 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party asset management and real estate services business was $6.6 million, primarily driven by $4.4 million of property and asset management fees.

Balance Sheet

●	As of September 30, 2025, our total enterprise value was approximately $4.0 billion, comprising 73.0 million common shares and units valued at $1.6 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.5 billion, less cash and cash equivalents at our share of $65.9 million.
●	As of September 30, 2025, we had $64.4 million of cash and cash equivalents ($65.9 million of cash and cash equivalents at our share), and $585.2 million of undrawn capacity under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended September 30, 2025 was 12.6x, and our Net Debt / total enterprise value was 59.8% as of September 30, 2025.

Investing and Financing Activities

●	In July 2025, we sold The Batley, a multifamily asset with 432 units in Washington, DC, for $155.0 million.
●	During the third quarter of 2025, we repurchased and retired 3.1 million common shares for $62.9 million, a weighted average purchase price per share of $20.21.

Subsequent to September 30, 2025

●	Through October 24, 2025, we repurchased and retired 383,758 common shares for $7.9 million, a weighted average purchase price per share of $20.49, pursuant to a repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Dividends

●	On October 23, 2025, our Board of Trustees declared a quarterly dividend of $0.175 per common share, payable on November 20, 2025 to shareholders of record as of November 6, 2025.

About JBG SMITH

JBG SMITH owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office, and retail tenants. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. JBG SMITH's dynamic portfolio currently comprises 11.8 million square feet at share of multifamily, office and retail assets, 98% of which are Metro-served. It also maintains a development pipeline encompassing 8.7 million square feet of mixed-use, primarily multifamily, development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statements: whether in the case of our under-construction assets and assets in the development pipeline, estimated square feet, estimated number of units and estimated potential development density are accurate; expected timing, completion, and delivery dates for the projects we are developing and the ability of any or all of our demand drivers to materialize and their effect on economic impact, job growth, expansion of public transportation and related demand in the National Landing submarket.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including reductions in federal government spending, headcount, or leasing and the impacts of the government shutdown, the timing of and costs associated with development and property improvements, tariffs and other trade barriers, supply chain disruptions, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended September 30, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2025.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2025.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	September 30, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$1,026,236	$1,109,172
Buildings and improvements	4,035,802	4,083,937
Construction in progress, including land	170,333	338,333
	5,232,371	5,531,442
Less: accumulated depreciation	(1,449,973)	(1,419,983)
Real estate, net	3,782,398	4,111,459
Cash and cash equivalents	64,437	145,804
Restricted cash	23,342	37,388
Tenant and other receivables	23,797	23,478
Deferred rent receivable	179,853	170,153
Investments in unconsolidated real estate ventures	91,539	93,654
Deferred leasing costs, net	68,367	69,821
Intangible assets, net	51,988	47,000
Other assets, net	131,382	131,318
Assets held for sale	—	190,465
TOTAL ASSETS	$4,417,103	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,577,796	$1,767,173
Revolving credit facility	160,000	85,000
Term loans, net	718,450	717,853
Accounts payable and accrued expenses	79,385	101,096
Other liabilities, net	124,691	115,827
Liabilities related to assets held for sale	—	901
Total liabilities	2,660,322	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	566,200	423,632
Total equity	1,190,581	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,417,103	$5,020,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUE
Property rental	$103,981	$113,349	$311,989	$348,521
Third-party real estate services, including reimbursements	14,711	17,061	44,430	52,326
Other revenue	5,178	5,616	14,616	15,683
Total revenue	123,870	136,026	371,035	416,530
EXPENSES
Depreciation and amortization	48,164	50,050	143,311	158,211
Property operating	36,564	39,258	104,876	110,791
Real estate taxes	12,284	11,812	37,107	40,006
General and administrative:
Corporate and other	13,214	11,881	45,491	43,855
Third-party real estate services	14,058	16,088	43,691	57,065
Transaction and other costs	494	667	5,251	3,005
Total expenses	124,778	129,756	379,727	412,933
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(664)	(745)	(165)	4
Interest and other income, net	2,378	4,573	3,601	10,105
Interest expense	(34,781)	(35,267)	(105,552)	(97,400)
Gain (loss) on the sale of real estate, net	4,660	(5,352)	47,029	(5,066)
Gain (loss) on the extinguishment of debt, net	—	43	(2,402)	43
Impairment loss	(4,771)	—	(45,067)	(18,236)
Total other income (expense)	(33,178)	(36,748)	(102,556)	(110,550)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(34,086)	(30,478)	(111,248)	(106,953)
Income tax (expense) benefit	(926)	(831)	(643)	40
NET LOSS	(35,012)	(31,309)	(111,891)	(106,913)
Net loss attributable to redeemable noncontrolling interests	6,457	4,365	18,375	12,353
Net (income) loss attributable to noncontrolling interests	—	(36)	—	10,931
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(28,555)	$(26,980)	$(93,516)	$(83,629)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.48)	$(0.32)	$(1.35)	$(0.95)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	60,606	85,292	70,062	89,637

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(35,012)		$(31,309)		$(111,891)		$(106,913)
Depreciation and amortization expense	48,164		50,050		143,311		158,211
Interest expense	34,781		35,267		105,552		97,400
Income tax expense (benefit)	926		831		643		(40)
Unconsolidated real estate ventures allocated share of above adjustments	1,853		1,837		5,470		6,219
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(905)		—		(1,175)		—
EBITDA	$49,807		$56,676		$141,910		$154,877
(Gain) loss on the sale of real estate, net	(4,660)		5,352		(47,029)		5,066
Pro rata share of gain on the sale of unconsolidated real estate assets	—		—		(1,500)		(480)
Real estate impairment loss	4,771		—		36,584		—

EBITDAre	$49,918		$62,028		$129,965		$159,463
Transaction and other costs (1)	494		667		5,251		3,005
Litigation costs (2)	—		—		2,500		—
Income from investments, net	(2,232)		(2,534)		(1,954)		(3,206)
Impairment loss related to non-depreciable real estate	—		—		8,483		18,236
(Gain) loss on the extinguishment of debt, net	—		(43)		2,402		(43)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(173)		(335)		(574)		(1,006)
Unconsolidated real estate ventures allocated share of above adjustments	—		227		—		227

Adjusted EBITDA	$48,007		$60,010		$146,073		$176,676

Net Debt to Annualized Adjusted EBITDA (3)	12.6	x	10.6	x	12.4	x	10.8	x

					September 30, 2025		September 30, 2024
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,451,155		$2,615,724
Unconsolidated indebtedness (4)					34,248		66,693
Total consolidated and unconsolidated indebtedness					2,485,403		2,682,417
Less: cash and cash equivalents					65,859		141,669
Net Debt (at JBG SMITH Share)					$2,419,544		$2,540,748

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2025 and 2024 is annualized by multiplying by 1.33.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	XX	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(28,555)	$(26,980)		$(93,516)	$(83,629)
Net loss attributable to redeemable noncontrolling interests	(6,457)	(4,365)		(18,375)	(12,353)
Net income (loss) attributable to noncontrolling interests	—	36		—	(10,931)
Net loss	(35,012)	(31,309)		(111,891)	(106,913)
(Gain) loss on the sale of real estate, net of tax	(4,660)	5,352		(47,029)	3,854
Pro rata share of gain on the sale of unconsolidated real estate assets	—	—		(1,500)	(480)
Real estate depreciation and amortization	47,837	48,385		140,306	153,203
Real estate impairment loss	4,771	—		36,584	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	777	796		2,342	3,086
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(905)	—		(1,175)	—
FFO Attributable to OP Units	$12,808	$23,224		$17,637	$52,750
FFO attributable to redeemable noncontrolling interests	(2,679)	(3,725)		(3,785)	(8,238)
FFO Attributable to Common Shareholders	$10,129	$19,499		$13,852	$44,512

FFO attributable to OP Units	$12,808	$23,224		$17,637	$52,750
Transaction and other costs, net of tax (1)	494	754		5,251	2,738
Litigation costs (2)	—	—		2,500	—
Income from investments, net of tax	(1,691)	(1,919)		(1,480)	(2,428)
Impairment loss related to non-depreciable real estate	—	—		8,483	18,236
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(3)	7		(59)	77
(Gain) loss on the extinguishment of debt, net	—	(43)		2,402	(43)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(173)	(335)		(574)	(1,006)
Amortization of management contracts intangible, net of tax	74	1,059		1,752	3,178
Unconsolidated real estate ventures allocated share of above adjustments	(2)	230		(2)	230
Core FFO Attributable to OP Units	$11,507	$22,977		$35,910	$73,732
Core FFO attributable to redeemable noncontrolling interests	(2,407)	(3,685)		(6,898)	(11,438)
Core FFO Attributable to Common Shareholders	$9,100	$19,292		$29,012	$62,294
FFO per common share - diluted	$0.17	$0.23		$0.20	$0.50
Core FFO per common share - diluted	$0.15	$0.23		$0.41	$0.69
Weighted average shares - diluted (FFO and Core FFO)	60,965	85,446		70,272	89,806

See footnotes on page 14.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

FAD
Core FFO attributable to OP Units	$11,507	$22,977	$35,910	$73,732
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(9,851)	(10,221)	(30,737)	(31,351)
Straight-line and other rent adjustments (4)	1,561	(3,817)	4,071	(7,756)
Third-party lease liability assumption payments	—	—	—	(25)
Share-based compensation expense	4,808	4,810	18,685	25,053
Amortization of debt issuance costs	3,554	4,030	11,389	11,963
Unconsolidated real estate ventures allocated share of above adjustments	321	381	676	1,041
Non-real estate depreciation and amortization	250	290	759	883
FAD Available to OP Units (A)	$12,150	$18,450	$40,753	$73,540
Distributions to common shareholders and unitholders (B)	$13,712	$17,891	$46,654	$55,901
FAD Payout Ratio (B÷A) (5)	112.9%	97.0%	114.5%	76.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,059	$4,808	$10,915	$10,365
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	9	—	18	16
Second-generation tenant improvements and leasing commissions	5,646	5,413	19,410	20,949
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	137	—	394	21
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	9,851	10,221	30,737	31,351
Non-recurring capital expenditures	11,487	1,718	25,638	8,508
Share of non-recurring capital expenditures from unconsolidated real estate ventures	8	—	8	28
First-generation tenant improvements and leasing commissions	1,660	1,367	7,580	6,584
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	136	18	219	105
Non-recurring capital expenditures	13,291	3,103	33,445	15,225
Total JBG SMITH Share of Capital Expenditures	$23,142	$13,324	$64,182	$46,576

(1)	Includes costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net loss attributable to common shareholders	$(28,555)	$(26,980)	$(93,516)	$(83,629)
Net loss attributable to redeemable noncontrolling interests	(6,457)	(4,365)	(18,375)	(12,353)
Net income (loss) attributable to noncontrolling interests	—	36	—	(10,931)
Net loss	(35,012)	(31,309)	(111,891)	(106,913)
Add:
Depreciation and amortization expense	48,164	50,050	143,311	158,211
General and administrative expense:
Corporate and other	13,214	11,881	45,491	43,855
Third-party real estate services	14,058	16,088	43,691	57,065
Transaction and other costs	494	667	5,251	3,005
Interest expense	34,781	35,267	105,552	97,400
(Gain) loss on the extinguishment of debt, net	—	(43)	2,402	(43)
Impairment loss	4,771	—	45,067	18,236
Income tax expense (benefit)	926	831	643	(40)
Less:
Third-party real estate services, including reimbursements revenue	14,711	17,061	44,430	52,326
Income (loss) from unconsolidated real estate ventures, net	(664)	(745)	(165)	4
Interest and other income, net	2,378	4,573	3,601	10,105
Gain (loss) on the sale of real estate, net	4,660	(5,352)	47,029	(5,066)

Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,012	1,292	3,289	5,506
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(915)	—	(1,187)	—
Non-cash rent adjustments (1)	1,561	(3,817)	4,071	(7,756)
Other adjustments (2)	(3,083)	2,966	(984)	270
Total adjustments	(1,425)	441	5,189	(1,980)
NOI	$58,886	$68,336	$189,811	$211,427
Less: out-of-service NOI loss (3)	(1,677)	(2,261)	(5,366)	(7,632)
Operating Portfolio NOI	$60,563	$70,597	$195,177	$219,059
Non-Same Store NOI (4)	6,507	12,672	26,457	40,704
Same Store NOI (5)	$54,056	$57,925	$168,720	$178,355

Change in Same Store NOI	(6.7)%		(5.4)%
Number of properties in Same Store pool	33		33

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

SEP
TABLE OF CONTENTS	SEPTEMBER 30, 2025

DISCLOSURES	SEPTEMBER 30, 2025

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the extent to which our portfolio of assets and the regional economy, which is closely tied to government and defense spending, will be impacted by any federal government shutdown, efforts to reduce or adjust federal spending and headcount or other actions of the current presidential administration; our ability to maintain a strong capital base; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage profile and our ability to moderate our leverage; trends in both the supply and demand for housing (including multifamily) and office space within major urban employment centers, including National Landing; whether we will be well-positioned to weather volatility and capitalize on rent growth, land sales, asset recycling, ground leases, and joint ventures; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether our expected contractual annualized rent will commence on the timeline anticipated; whether we will experience an improvement in retention rate of our office tenants in Northern Virginia (including National Landing); annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, size, delivery dates and economic viability for the projects we are developing; the ability of any or all of our demand drivers, including Amazon’s headquarters, as well as increased in-person work requirements, to materialize and increase performance of, foot traffic around, and demand for our multifamily and commercial portfolios in the Northern Virginia submarket (including National Landing); whether the value of our portfolio holdings will increase due to their location, demand drivers, our placemaking efforts and use diversification; whether we will be successful in our efforts to repurchase shares; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, distressed office investments and other opportunistic investments in partnership with third-party capital, and share repurchases; whether we will be able to recapitalize certain assets and generate incremental fee revenue and carried interest income through joint ventures with third-party investors; whether investments in partnership with third-party capital will allow us to monetize our land bank, take advantage of distressed office and multifamily opportunities, and generate additional fee revenue and carried interest income; whether our assets can be disposed of for values at or above NAV; whether in the case of our Under-Construction assets and assets in the Development Pipeline, estimated square feet, estimated number of units, earliest potential construction start, the estimated completion date, the estimated date of entitlements, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, completion date, yield on cost, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; and whether the number of multifamily units and retailers in Northern Virginia (including National Landing) will increase to the levels anticipated or open on the timelines anticipated.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic and political conditions in the Washington, DC metropolitan area, including reductions in federal government spending, headcount, or leasing, the timing of and costs associated with development and property improvements, tariffs and other trade barriers, supply chain disruptions, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	SEPTEMBER 30, 2025

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, that we believe have long-term growth potential and appeal to residential, office and retail tenants. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, highly amenitized, walkable neighborhoods throughout the Washington, DC metropolitan area. Approximately 75.0% of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, which is anchored by four key demand drivers: Amazon's headquarters; Virginia Tech's $1 billion Innovation Campus; proximity to the Pentagon; and our placemaking initiatives and public infrastructure improvements. In addition, our third-party asset management and real estate services business provides fee-based real estate services.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	SEPTEMBER 30, 2025

Definitions

See pages 39-42 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt
●	Historical Cost

COMPANY PROFILE	SEPTEMBER 30, 2025 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of September 30, 2025

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
George L. Xanders	Chief Investment Officer	Dividend yield	3.1%
Steven A. Museles	Chief Legal Officer
Evan Regan-Levine	Chief Strategy Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$22.25
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	72.95
		Total market capitalization	$1.62
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.49
		Less: cash and cash equivalents at JBG SMITH Share	(0.07)
		Net Debt	$2.42
		Total Enterprise Value	$4.04

		Net Debt / Total Enterprise Value	59.8%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	SEPTEMBER 30, 2025 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Nine Months Ended
	September 30, 2025		September 30, 2025

Summary Financial Results
Total revenue	$123,870		$371,035
Net loss attributable to common shareholders	$(28,555)		$(93,516)
Per diluted common share	$(0.48)		$(1.35)
Operating portfolio NOI	$60,563		$195,177
FFO (1)	$12,808		$17,637
Core FFO (1)	$11,507		$35,910
FAD (1)	$12,150		$40,753
FAD payout ratio	112.9%		114.5%
EBITDA (1)	$49,807		$141,910
EBITDAre (1)	$49,918		$129,965
Adjusted EBITDA (1)	$48,007		$146,073
Net Debt / total enterprise value	59.8%		59.8%
Net Debt to annualized Adjusted EBITDA	12.6	x	12.4	x

			September 30, 2025

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)			$2,451,155
Total consolidated and unconsolidated indebtedness (2)			$2,485,403
Weighted average interest rates:
Variable rate debt (3)			5.47%
Fixed rate debt			4.98%
Total debt			5.12%
Cash and cash equivalents			$65,859

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.17%, and 3.26%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	SEPTEMBER 30, 2025 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	6	3,664	3,664	91.6%	90.2%	$101,661	$68,984
DC	7	2,080	1,894	91.4%	90.5%	57,444	35,052
In-Service	13	5,744	5,558	91.5%	90.3%	159,105	104,036
Recently Delivered	1	420	420	50.8%	48.3%	6,578	688
Multifamily – total / weighted average	14	6,164	5,978	89.1%	87.2%	$165,683	$104,724

Commercial
National Landing Unlevered	13	4,450,936	4,450,936	75.2%	72.5%	$151,798	$86,632
National Landing Levered	3	997,031	997,031	87.3%	87.0%	33,527	24,860
Other	5	1,522,066	1,281,638	78.2%	77.8%	45,865	21,524
Commercial - total / weighted average	21	6,970,033	6,729,605	77.6%	75.7%	$231,190	$133,016

Ground Leases (4)	2	—	—	—	—	$—	$4,512

Operating - In-service	36	5,744 Units/ 6,970,033 SF	5,558 Units/ 6,729,605 SF	83.0%	81.4%	$390,295	$241,564
Operating - Recently Delivered	1	420 Units	420 Units	50.8%	48.3%	$6,578	$688
Operating - Total / Weighted Average	37	6,164 Units/ 6,970,033 SF	5,978 Units/ 6,729,605 SF	82.3%	80.4%	$396,873	$242,252

Development (5)

Under-Construction	1	355 Units	355 Units

Development Pipeline	19	10,714,700	8,672,800

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $0.4 million from sold and recapitalized assets, $8.9 million from recently acquired assets, $2.3 million from 1101 17th Street, and $24.9 million from 1215, 1225 and 1235 S. Clark Street.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	Assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (7) on page 19 for more information.
(5)	Refer to pages 32 – 34 for detail on Under-Construction assets and assets in the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	SEPTEMBER 30, 2025 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	September 30, 2025	December 31, 2024

ASSETS
Real estate, at cost:
Land and improvements	$1,026,236	$1,109,172
Buildings and improvements	4,035,802	4,083,937
Construction in progress, including land	170,333	338,333
	5,232,371	5,531,442
Less: accumulated depreciation	(1,449,973)	(1,419,983)
Real estate, net	3,782,398	4,111,459
Cash and cash equivalents	64,437	145,804
Restricted cash	23,342	37,388
Tenant and other receivables	23,797	23,478
Deferred rent receivable	179,853	170,153
Investments in unconsolidated real estate ventures	91,539	93,654
Deferred leasing costs, net	68,367	69,821
Intangible assets, net	51,988	47,000
Other assets, net	131,382	131,318
Assets held for sale	—	190,465
TOTAL ASSETS	$4,417,103	$5,020,540

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,577,796	$1,767,173
Revolving credit facility	160,000	85,000
Term loans, net	718,450	717,853
Accounts payable and accrued expenses	79,385	101,096
Other liabilities, net	124,691	115,827
Liabilities related to assets held for sale	—	901
Total liabilities	2,660,322	2,787,850
Commitments and contingencies
Redeemable noncontrolling interests	566,200	423,632
Total equity	1,190,581	1,809,058
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,417,103	$5,020,540

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	SEPTEMBER 30, 2025 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUE
Property rental	$103,981	$113,349	$311,989	$348,521
Third-party real estate services, including reimbursements	14,711	17,061	44,430	52,326
Other revenue	5,178	5,616	14,616	15,683
Total revenue	123,870	136,026	371,035	416,530
EXPENSES
Depreciation and amortization	48,164	50,050	143,311	158,211
Property operating	36,564	39,258	104,876	110,791
Real estate taxes	12,284	11,812	37,107	40,006
General and administrative:
Corporate and other	13,214	11,881	45,491	43,855
Third-party real estate services	14,058	16,088	43,691	57,065
Transaction and Other Costs	494	667	5,251	3,005
Total expenses	124,778	129,756	379,727	412,933
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(664)	(745)	(165)	4
Interest and other income, net	2,378	4,573	3,601	10,105
Interest expense	(34,781)	(35,267)	(105,552)	(97,400)
Gain (loss) on the sale of real estate, net	4,660	(5,352)	47,029	(5,066)
Gain (loss) on the extinguishment of debt, net	—	43	(2,402)	43
Impairment loss	(4,771)	—	(45,067)	(18,236)
Total other income (expense)	(33,178)	(36,748)	(102,556)	(110,550)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(34,086)	(30,478)	(111,248)	(106,953)
Income tax (expense) benefit	(926)	(831)	(643)	40
NET LOSS	(35,012)	(31,309)	(111,891)	(106,913)
Net loss attributable to redeemable noncontrolling interests	6,457	4,365	18,375	12,353
Net (income) loss attributable to noncontrolling interests	—	(36)	—	10,931
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(28,555)	$(26,980)	$(93,516)	$(83,629)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.48)	$(0.32)	$(1.35)	$(0.95)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	60,606	85,292	70,062	89,637

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2025 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
September 30, 2025

BALANCE SHEET INFORMATION
Total real estate, at cost	$126,153
Less: accumulated depreciation	(2,673)
Real estate, net	123,480
Cash and cash equivalents	1,746
Other assets, net	7,846
Total assets	$133,072
Borrowings, net	$34,248
Other liabilities, net	9,491
Total liabilities	$43,739

	Three Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2025

OPERATING INFORMATION
Total revenue	$2,149	$6,994
Expenses:
Depreciation and amortization	778	2,343
Property operating	1,024	2,896
Real estate taxes	404	1,278
Total expenses	2,206	6,517
Other income (expense):
Interest expense	(1,076)	(3,128)
Gain on the sale of real estate	—	1,500
Interest and other income, net	16	84

Net Loss	$(1,117)	$(1,067)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	173	574
Other	280	328
Loss from unconsolidated real estate ventures, net	$(664)	$(165)

OTHER TANGIBLE ASSETS AND LIABILITIES	SEPTEMBER 30, 2025 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	September 30, 2025

Other Tangible Assets, Net (1)
Restricted cash	$23,916
Tenant and other receivables, net	23,924
Other assets, net	104,471
Total Other Tangible Assets, Net	$152,311

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$79,548
Other liabilities, net (2)	89,464
Total Other Tangible Liabilities, Net	$169,012

(1)	Excludes cash and cash equivalents.
(2)	Includes lease incentive liabilities, but excludes committed tenant related obligations totaling $33.7 million. The timing and amounts of payments for tenant-related obligations are uncertain and may only be due upon satisfactory performance of certain conditions.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(35,012)		$(31,309)		$(111,891)		$(106,913)
Depreciation and amortization expense	48,164		50,050		143,311		158,211
Interest expense	34,781		35,267		105,552		97,400
Income tax expense (benefit)	926		831		643		(40)
Unconsolidated real estate ventures allocated share of above adjustments	1,853		1,837		5,470		6,219
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(905)		—		(1,175)		—
EBITDA	$49,807		$56,676		$141,910		$154,877
(Gain) loss on the sale of real estate, net	(4,660)		5,352		(47,029)		5,066
Pro rata share of gain on the sale of unconsolidated real estate assets	—		—		(1,500)		(480)
Real estate impairment loss	4,771		—		36,584		—

EBITDAre	$49,918		$62,028		$129,965		$159,463
Transaction and Other Costs (1)	494		667		5,251		3,005
Litigation costs (2)	—		—		2,500		—
Income from investments, net	(2,232)		(2,534)		(1,954)		(3,206)
Impairment loss related to non-depreciable real estate	—		—		8,483		18,236
(Gain) loss on the extinguishment of debt, net	—		(43)		2,402		(43)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(173)		(335)		(574)		(1,006)
Unconsolidated real estate ventures allocated share of above adjustments	—		227		—		227

Adjusted EBITDA	$48,007		$60,010		$146,073		$176,676

Net Debt to Annualized Adjusted EBITDA (3)	12.6	x	10.6	x	12.4	x	10.8	x

Net Debt (at JBG SMITH Share)					September 30, 2025		September 30, 2024
Consolidated indebtedness (4)					$2,451,155		$2,615,724
Unconsolidated indebtedness (4)					34,248		66,693
Total consolidated and unconsolidated indebtedness					2,485,403		2,682,417
Less: cash and cash equivalents					65,859		141,669
Net Debt (at JBG SMITH Share)					$2,419,544		$2,540,748

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units.

(1)	See page 44 for the components of Transaction and Other Costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2025 and 2024 is annualized by multiplying by 1.33.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

FFO and Core FFO
Net loss attributable to common shareholders	$(28,555)	$(26,980)	$(93,516)	$(83,629)
Net loss attributable to redeemable noncontrolling interests	(6,457)	(4,365)	(18,375)	(12,353)
Net income (loss) attributable to noncontrolling interests	—	36	—	(10,931)
Net loss	(35,012)	(31,309)	(111,891)	(106,913)
(Gain) loss on the sale of real estate, net of tax	(4,660)	5,352	(47,029)	3,854
Pro rata share of gain on the sale of unconsolidated real estate assets	—	—	(1,500)	(480)
Real estate depreciation and amortization	47,837	48,385	140,306	153,203
Real estate impairment loss	4,771	—	36,584	—
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	777	796	2,342	3,086
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(905)	—	(1,175)	—
FFO Attributable to OP Units	$12,808	$23,224	$17,637	$52,750
FFO attributable to redeemable noncontrolling interests	(2,679)	(3,725)	(3,785)	(8,238)
FFO Attributable to Common Shareholders	$10,129	$19,499	$13,852	$44,512

FFO attributable to OP Units	$12,808	$23,224	$17,637	$52,750
Transaction and Other Costs, net of tax (1)	494	754	5,251	2,738
Litigation costs (2)	—	—	2,500	—
Income from investments, net of tax	(1,691)	(1,919)	(1,480)	(2,428)
Impairment loss related to non-depreciable real estate	—	—	8,483	18,236
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(3)	7	(59)	77
(Gain) loss on the extinguishment of debt, net	—	(43)	2,402	(43)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(173)	(335)	(574)	(1,006)
Amortization of management contracts intangible, net of tax	74	1,059	1,752	3,178
Unconsolidated real estate ventures allocated share of above adjustments	(2)	230	(2)	230
Core FFO Attributable to OP Units	$11,507	$22,977	$35,910	$73,732
Core FFO attributable to redeemable noncontrolling interests	(2,407)	(3,685)	(6,898)	(11,438)
Core FFO Attributable to Common Shareholders	$9,100	$19,292	$29,012	$62,294
FFO per common share - diluted	$0.17	$0.23	$0.20	$0.50
Core FFO per common share - diluted	$0.15	$0.23	$0.41	$0.69
Weighted average shares - diluted (FFO and Core FFO)	60,965	85,446	70,272	89,806

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

FAD
Core FFO attributable to OP Units	$11,507	$22,977	$35,910	$73,732
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(9,851)	(10,221)	(30,737)	(31,351)
Straight-line and other rent adjustments (4)	1,561	(3,817)	4,071	(7,756)
Third-party lease liability assumption payments	—	—	—	(25)
Share-based compensation expense	4,808	4,810	18,685	25,053
Amortization of debt issuance costs	3,554	4,030	11,389	11,963
Unconsolidated real estate ventures allocated share of above adjustments	321	381	676	1,041
Non-real estate depreciation and amortization	250	290	759	883
FAD Available to OP Units (A)	$12,150	$18,450	$40,753	$73,540
Distributions to common shareholders and unitholders (B)	$13,712	$17,891	$46,654	$55,901
FAD Payout Ratio (B÷A) (5)	112.9%	97.0%	114.5%	76.0%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,059	$4,808	$10,915	$10,365
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	9	—	18	16
Second-generation tenant improvements and leasing commissions	5,646	5,413	19,410	20,949
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	137	—	394	21
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	9,851	10,221	30,737	31,351
Non-recurring capital expenditures	11,487	1,718	25,638	8,508
Share of non-recurring capital expenditures from unconsolidated real estate ventures	8	—	8	28
First-generation tenant improvements and leasing commissions	1,660	1,367	7,580	6,584
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	136	18	219	105
Non-recurring capital expenditures	13,291	3,103	33,445	15,225
Total JBG SMITH Share of Capital Expenditures	$23,142	$13,324	$64,182	$46,576

(1)	See page 44 for the components of Transaction and Other Costs.
(2)	Represents accrual for loss contingencies related to unresolved legal matters. Included in “Corporate and other general and administrative expense” in the Condensed Consolidated Statements of Operations.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended September 30, 2025

Service Revenue
Property management fees	$3,321
Asset management fees	1,049
Development fees	361
Leasing fees	583
Construction management fees	179
Other service revenue	1,082
Third-Party Real Estate Service Revenue, Excluding Reimbursements (1)	$6,575
Third-party real estate services expenses, excluding reimbursements (2)	(5,725)
Net Third-Party Real Estate Services, Excluding Reimbursements (3)	$850

(1)	Service revenues from real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. Included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations are $8.1 million of reimbursement revenue and $0.1 million of service revenue from our economic interest in real estate ventures that are excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds"). We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our Condensed Consolidated Statement of Operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our Condensed Consolidated Statement of Operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended September 30, 2025
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$13,214	$—	$262	$13,476
Third-party real estate services	14,058	(8,071)	(262)	5,725

Total	$27,272	$(8,071)	$—	$19,201

(1)	Adjustments:

A  -  Removes $8.1 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other."

SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

Summary & Same Store NOI

c

dollars in thousands, at JBG SMITH share
	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change

Same Store (1)
Multifamily
Revenue	$39,465	$38,800	1.7%	$117,280	$115,425	1.6%
Expenses	(17,474)	(16,316)	7.1%	(49,337)	(46,398)	6.3%
Same Store NOI	$21,991	$22,484	(2.2%)	$67,943	$69,027	(1.6%)

Commercial
Revenue	$53,313	$56,315	(5.3%)	$161,042	$169,924	(5.2%)
Expenses	(22,376)	(21,683)	3.2%	(63,673)	(63,682)	—
Same Store NOI	$30,937	$34,632	(10.7%)	$97,369	$106,242	(8.4%)

Ground Leases
Same Store NOI	$1,128	$809	39.4%	$3,408	$3,086	10.4%

Total Same Store NOI	$54,056	$57,925	(6.7%)	$168,720	$178,355	(5.4%)
Non-Same Store NOI	6,507	12,672	(48.7%)	26,457	40,704	(35.0%)
Total Operating Portfolio NOI	$60,563	$70,597	(14.2%)	$195,177	$219,059	(10.9%)

(1)	Same Store refers to the pool of assets that were owned, operated and In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended September 30, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Leases (7)	Total
Number of operating assets	36	1	14	21	2	37
Property rental (1)	$92,267	$1,097	$44,017	$48,201	$1,146	$93,364
Tenant expense reimbursement	8,107	76	3,443	4,580	160	8,183
Other revenue	4,975	43	834	4,184	—	5,018
Total revenue	105,349	1,216	48,294	56,965	1,306	106,565

Operating expenses	(45,420)	(278)	(22,113)	(23,407)	(178)	(45,698)
Ground rent expense	(304)	—	—	(304)	—	(304)
Total expenses	(45,724)	(278)	(22,113)	(23,711)	(178)	(46,002)

Operating Portfolio NOI (2)	$59,625	$938	$26,181	$33,254	$1,128	$60,563

Annualized NOI (3)	$238,500	$3,752	$104,724	$133,016	$4,512	$242,252
Additional Information
Free Rent (at 100% share)	$5,988	$212	$1,341	$4,442	$417	$6,200
Free Rent (at JBG SMITH Share)	$5,773	$117	$1,126	$4,347	$417	$5,890
Annualized Free Rent (at JBG SMITH Share) (4)	$23,092	$468	$4,504	$17,388	$1,668	$23,560
% occupied (at JBG SMITH Share) (5)	80.3%	100.0%	87.2%	75.7%	—	80.4%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$8,384	$—	$824	$7,560	$—	$8,384
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$8,384	$—	$824	$7,560	$—	$8,384

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $2.8 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $0.4 million from sold and recapitalized assets, $8.9 million from recently acquired assets, $2.3 million from 1101 17th Street, and $24.9 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2025 multiplied by four.
(5)	Assets operated as short-term rental properties (2221 S. Clark Street – Residential and 900 W Street), and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2025.
(7)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. The ground rent on 1700 M Street is currently $4.95 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. Ground rent on 1831/1861 Wiehle Avenue is currently $1.2 million per annum. The ground lease expires on April 29, 2121.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended September 30, 2025 at JBG SMITH Share
	Consolidated	National Landing	DC	Total
Number of operating assets	14	7	7	14
Property rental (1)	$44,017	$28,807	$15,210	$44,017
Tenant expense reimbursement	3,443	1,862	1,581	3,443
Other revenue	834	352	482	834
Total revenue	48,294	31,021	17,273	48,294

Operating expenses	(22,113)	(13,603)	(8,510)	(22,113)
Ground rent expense	—	—	—	—
Total expenses	(22,113)	(13,603)	(8,510)	(22,113)

Operating Portfolio NOI (2)	$26,181	$17,418	$8,763	$26,181

Annualized NOI (3)	$104,724	$69,672	$35,052	$104,724
Additional Information
Free Rent (at 100% share)	$1,341	$180	$1,161	$1,341
Free Rent (at JBG SMITH Share)	$1,126	$180	$946	$1,126
Annualized Free Rent (at JBG SMITH Share) (4)	$4,504	$720	$3,784	$4,504
% occupied (at JBG SMITH Share) (5)	87.2%	85.7%	90.5%	87.2%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$824	$824	$—	$824
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$824	$824	$—	$824

(1)	Property rental revenue excludes straight-line rent adjustments, retail lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.2 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $0.3 million from sold and recapitalized assets.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2025 multiplied by four.
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of September 30, 2025.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended September 30, 2025 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	20	1	16	5	21
Property rental (1)	$47,104	$1,097	$39,902	$8,299	$48,201
Tenant expense reimbursement	4,504	76	3,666	914	4,580
Other revenue	4,141	43	3,697	487	4,184
Total revenue	55,749	1,216	47,265	9,700	56,965

Operating expenses	(23,129)	(278)	(19,392)	(4,015)	(23,407)
Ground rent expense	(304)	—	—	(304)	(304)
Total expenses	(23,433)	(278)	(19,392)	(4,319)	(23,711)

Operating Portfolio NOI (2)	$32,316	$938	$27,873	$5,381	$33,254

Annualized NOI (3)	$129,264	$3,752	$111,492	$21,524	$133,016
Additional Information
Free Rent (at 100% share)	$4,230	$212	$3,319	$1,123	$4,442
Free Rent (at JBG SMITH Share)	$4,230	$117	$3,319	$1,028	$4,347
Annualized Free Rent (at JBG SMITH Share) (4)	$16,920	$468	$13,276	$4,112	$17,388
% occupied (at JBG SMITH Share)	75.5%	100.0%	75.2%	77.8%	75.7%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$7,560	$—	$5,900	$1,660	$7,560
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$7,560	$—	$5,900	$1,660	$7,560

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.6 million of related party management fees at JBG SMITH Share. See definition of NOI on page 41.
(3)	Annualized NOI includes $0.1 million from sold assets, $8.9 million from recently acquired assets, $2.3 million from 1101 17th Street, and $24.9 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2025 multiplied by four.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2025.

SIGNED BUT NOT YET COMMENCED LEASES	SEPTEMBER 30, 2025 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026	December 31, 2026	March 31, 2027

Multifamily
Operating	C	$824	$20	$105	$105	$111	$202	$206

Commercial
Operating	C	$7,560	$—	$—	$821	$1,532	$1,773	$1,890

Total		$8,384	$20	$105	$926	$1,643	$1,975	$2,096

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2025.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	SEPTEMBER 30, 2025 (Unaudited)

Leasing Activity - Multifamily

	Three Months Ended September 30,
	2025	2024
Effective new lease rates (1)	(0.8%)	4.9%
Effective renewal lease rates (1)	4.6%	5.9%
Effective blended lease rates (1)	2.2%	5.5%

Renewal rate	56.3%	58.4%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rent versus expiring rent, net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	SEPTEMBER 30, 2025 (Unaudited)

Leasing Activity – Office

square feet in thousands, at JBG SMITH Share	Three Months Ended	Nine Months Ended
	September 30, 2025	September 30, 2025
New Leasing:
Square feet leased	149	250
Initial rent (1)	$46.18	$46.55
Straight-line rent (2)	$46.25	$47.57
Weighted average lease term (years)	4.8	5.6
Weighted average Free Rent period (months)	5.6	4.9
Tenant improvements and leasing commissions per square foot per annum	$9.55	$10.60
Renewal Leasing:
Square feet leased	33	211
Initial rent (1)	$50.54	$51.37
Straight-line rent (2)	$50.78	$48.31
Weighted average lease term (years)	1.8	3.3
Weighted average Free Rent period (months)	0.4	3.1
Tenant improvements and leasing commissions per square foot per annum	$1.64	$2.55
Total Leasing:
Square feet leased	182	461
Initial rent (1)	$46.97	$48.76
Straight-line rent (2)	$47.07	$47.91
Weighted average lease term (years)	4.3	4.5
Weighted average Free Rent period (months)	4.6	4.0
Tenant improvements and leasing commissions per square foot per annum	$8.94	$7.90
Mark-to-Market on second-generation space:
Square feet leased	126	381
Cash basis:
Initial rent (1)	$47.14	$49.28
Prior escalated rent	$42.43	$49.33
% change	11.1%	(0.1)%
GAAP basis:
Straight-line rent (2)	$47.35	$48.20
Prior straight-line rent	$42.16	$47.66
% change	12.3%	1.1%

Note: The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent, and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	SEPTEMBER 30, 2025 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	10	155,640	2.9%	$6,741	2.8%	$43.31	$43.31
2025	20	113,495	2.1%	5,553	2.3%	48.93	47.88
2026	69	466,017	8.7%	22,964	9.5%	49.28	49.69
2027	50	704,167	13.1%	34,041	14.0%	48.34	50.07
2028	37	404,730	7.5%	18,502	7.6%	45.71	48.33
2029	36	295,158	5.5%	13,955	5.8%	47.28	51.46
2030	34	586,681	10.9%	27,782	11.5%	47.36	53.26
2031	37	637,069	11.9%	24,834	10.2%	38.98	42.09
2032	18	659,046	12.3%	26,811	11.1%	40.68	43.57
2033	26	336,595	6.3%	14,648	6.0%	49.24	59.28
Thereafter	59	1,016,645	18.8%	46,555	19.2%	45.79	58.30
Total / Weighted Average	396	5,375,243	100.0%	$242,386	100.0%	$45.42	$50.41

Note: Includes all leases as of September 30, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.3 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of September 30, 2025, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	SEPTEMBER 30, 2025 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	31	1,458,431	27.1%	$58,429	24.1%
2	Amazon	3	357,339	6.6%	16,538	6.8%
3	Lockheed Martin Corporation	2	183,442	3.4%	9,385	3.9%
4	Accenture Federal Services LLC	2	123,706	2.3%	5,726	2.4%
5	Public Broadcasting Service	1	120,328	2.2%	5,120	2.1%
6	Whole Foods Market Group Inc	3	98,625	1.8%	3,880	1.6%
7	American Diabetes Association	1	80,998	1.5%	3,850	1.6%
8	Booz Allen Hamilton Inc	2	69,328	1.3%	3,480	1.4%
9	Nooks LLC	2	71,034	1.3%	3,431	1.4%
10	National Consumer Cooperative	1	65,736	1.2%	3,372	1.4%
11	Na Ali'i Consulting & Sales LLC	2	66,952	1.2%	3,149	1.3%
12	The Aerospace Corporation	2	63,529	1.2%	2,943	1.2%
13	Technomics Inc	1	64,353	1.2%	2,888	1.2%
14	DRS Tech Inc dba Finmeccanica	1	46,184	0.9%	2,283	0.9%
15	Dixon Hughes Goodman LLP	1	49,036	0.9%	2,282	0.9%
16	Conservation International Foundation	1	43,483	0.8%	2,101	0.9%
17	The Cadmus Group LLC	1	42,361	0.8%	2,036	0.8%
18	SAIC	2	38,310	0.7%	1,969	0.8%
19	Interstate Operating Company LP	1	35,073	0.7%	1,946	0.8%
20	Alamo Drafthouse Cinemas	1	52,453	1.0%	1,941	0.8%
	Other	335	2,244,542	41.9%	105,637	43.7%
	Total	396	5,375,243	100.0%	$242,386	100.0%

Note: Includes all leases as of September 30, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	SEPTEMBER 30, 2025 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government Contractors	89	1,332,538	24.8%	$64,718	26.7%
2	Government	34	1,469,963	27.3%	59,031	24.4%
3	Business Services	35	777,946	14.5%	36,521	15.1%
4	Member Organizations	26	380,020	7.1%	19,126	7.9%
5	Food and Beverage	56	176,321	3.3%	9,535	3.9%
6	Communications	3	160,690	3.0%	7,072	2.9%
7	Health Services	26	181,611	3.4%	6,513	2.7%
8	Real Estate	21	137,117	2.6%	4,310	1.8%
9	Legal Services	10	83,275	1.5%	3,990	1.6%
10	Educational Services	4	41,699	0.8%	2,154	0.9%
	Other	92	634,063	11.7%	29,416	12.1%
	Total	396	5,375,243	100.0%	$242,386	100.0%

Note: Includes all leases as of September 30, 2025 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2025 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments (Ashley, James and Potomac)	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,326,219	1,324,889	1,330	93.3%	92.5%	100.0%	$40,401	$2,169	$2.75
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	95.7%	94.7%	100.0%	26,305	3,106	3.77
Reva	National Landing	100.0%	C	N / N	2024 / N/A	471	324,188	310,417	13,771	81.2%	79.2%	38.5%	12,633	2,744	4.19
The Grace	National Landing	100.0%	C	N / N	2024 / N/A	337	311,903	287,229	24,674	83.8%	81.6%	81.8%	13,072	3,651	4.27
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	95.1%	94.3%	100.0%	9,250	3,060	3.01
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	77.5%	74.2%	—	4,437	2,307	4.91

DC
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	92.8%	91.2%	100.0%	$12,031	$2,259	$3.41
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	91.2%	89.8%	100.0%	10,448	2,532	3.28
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,228	221,788	23,440	94.7%	94.8%	90.7%	10,644	2,725	3.79
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	88.9%	86.6%	100.0%	8,977	2,517	3.60
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,379	135,499	18,880	88.7%	89.4%	74.5%	5,676	2,729	3.30
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	64.2%	44.2%	—	2,246	4,457	6.14
West Half	Ballpark	60.0%	C	Y / Y	2019 / N/A	465	385,372	343,089	42,283	90.6%	90.1%	90.7%	16,113	2,696	3.67

Total / Weighted Average (5)						5,744	4,635,337	4,379,974	255,363	91.5%	90.3%	90.6%	$165,550	$2,609	$3.37

Recently Delivered

National Landing
The Zoe	National Landing	100.0%	C	N / N	2025 / N/A	420	274,995	266,879	8,116	50.8%	48.3%	100.0%	$6,578	$2,577	$4.32

Operating - Total / Weighted Average (5)						6,164	4,910,332	4,646,853	263,479	89.1%	87.3%	90.9%	$172,128	$2,608	$3.39

Under-Construction

National Landing
Valen (6)	National Landing	100.0%	C			355	303,932	292,962	10,970

Total						6,519	5,214,264	4,939,815	274,449

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2025 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2024 ‑ 2025 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						3,664	2,950,106	2,866,691	83,415	91.6%	90.2%	84.5%	$101,661	$2,640	$3.28
DC						1,894	1,531,082	1,376,047	155,035	91.4%	90.5%	94.0%	57,444	2,541	3.51
In-Service assets						5,558	4,481,188	4,242,738	238,450	91.5%	90.3%	90.6%	$159,105	$2,606	$3.36
Recently Delivered assets						420	274,995	266,879	8,116	50.8%	48.3%	100.0%	6,578	2,577	4.32
Operating - Total/Weighted Average						5,978	4,756,183	4,509,617	246,566	89.1%	87.2%	90.9%	$165,683	$2,605	$3.39
Under-Construction assets						355	303,932	292,962	10,970

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q2 2025	15	5,210,720 SF/ 6,596 Units	5,056,571 SF/ 6,410 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions (7)	(1)	(300,388) SF / (432) Units	(300,388) SF / (432) Units
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	—	—
Q3 2025	14	4,910,332 SF/ 6,164 Units	4,756,183 SF/ 5,978 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(6)	Construction was completed in Q3 2025.
(7)	See "Disposition and Recapitalization Activity" on page 35.

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2025 (Unaudited)

Property Table – Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q3 2024 ‑ 2025 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2024 - 2025	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,196	449,896	105,300	89.6%	86.1%	99.5%	$22,933	$46.37	$47.39
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,668	504,081	5,587	65.0%	63.6%	100.0%	16,330	50.76	9.79
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	33.3%	32.4%	74.3%	7,922	49.93	—
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,755	416,828	51,927	69.1%	65.6%	97.4%	15,299	48.50	40.23
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	441,575	427,651	13,924	68.8%	56.4%	51.4%	11,841	49.02	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,276	390,219	12,057	85.4%	85.2%	92.6%	15,286	50.28	48.60
241 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1977 / 2013	338,361	334,042	4,319	85.9%	85.1%	100.0%	12,725	44.30	30.27
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	335,231	323,018	12,213	89.2%	88.8%	100.0%	12,439	41.43	45.81
251 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1975 / 2013	301,809	297,429	4,380	98.7%	100.0%	12.2%	14,234	47.75	59.19
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	98.3%	100.0%	67.8%	12,622	46.24	64.16
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	4,955	46.25	—
1901 South Bell Street (5)	National Landing	100.0%	C	Y / Y	1968 / 2008	77,788	77,788	—	100.0%	100.0%	—	3,053	39.25	—
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	44,094	—	44,094	90.3%	—	90.3%	2,160	—	54.24

1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,688	336,342	48,346	68.2%	64.0%	97.8%	10,473	43.42	23.91
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,546	34.49	34.28
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,184	263,334	12,850	99.1%	100.0%	80.9%	11,508	42.92	19.82

Other
Tysons Dulles Plaza	Tysons	100.0%	C	N / N	1988 / 2020	491,494	450,721	40,773	67.4%	67.2%	70.1%	$14,368	$43.78	$38.92
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	306,210	279,848	26,362	83.1%	82.2%	92.4%	12,259	48.08	49.27
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,417	211,249	2,168	84.2%	84.0%	100.0%	5,288	29.56	19.02
1101 17th Street (8)	DC CBD	100.0%	C	Y / Y	1964 / 1999	210,410	200,656	9,754	83.8%	82.7%	82.8%	9,413	53.30	70.35
4747 Bethesda Avenue (9)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	100.0%	100.0%	100.0%	22,683	73.13	122.41

Operating - Total / Weighted Average						6,970,033	6,534,296	435,737	78.4%	76.5%	89.5%	$249,337	$46.79	$43.97

Total at JBG SMITH Share
National Landing Unlevered						4,450,936	4,172,374	278,562	75.2%	72.5%	91.0%	$151,798	$47.09	$43.74
National Landing Levered						997,031	933,222	63,809	87.3%	87.0%	92.2%	33,527	39.59	23.40
Other						1,281,638	1,199,719	81,919	78.2%	77.8%	80.6%	45,865	45.63	49.55
Operating - Total / Weighted Average						6,729,605	6,305,315	424,290	77.6%	75.7%	89.2%	$231,190	$45.51	$41.59

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2025 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q2 2025	21	6,962,917	6,627,849
Acquisitions (8)	—	—	94,640
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	7,116	7,116
Other	—	—	—

Q3 2025	21	6,970,033	6,729,605

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail square footage. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased, and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,196	4,281
241 18th Street S.	338,361	25,249
251 18th Street S.	301,809	38,678
1901 South Bell Street	77,788	197,124
Crystal Drive Retail	44,094	85,052
2221 S. Clark Street - Office	-	35,182

(6)	Subject to a ground lease with an expiration date of 11/17/2084.
(7)	Not Metro-Served.
(8)	In September 2025, we acquired the remaining 45.0% interest in the unconsolidated real estate venture that owned 1101 17th Street.
(9)	Includes JBG SMITH's corporate office lease for approximately 84,400 SF.

PROPERTY TABLE – UNDER-CONSTRUCTION	SEPTEMBER 30, 2025 (Unaudited)

Property Table – Under Construction

dollars in thousands
					Schedule			At JBG SMITH Share
			Estimated	Estimated		Estimated	Estimated		Estimated	Estimated
		%	Square	Number of	Construction	Completion	Stabilization	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Date	Cost (1)	Investment	Investment

Multifamily
National Landing
Valen (2)	National Landing	100.0%	303,932	355	Q1 2022	Q3 2025	Q4 2026	$168,397	$11,484	$179,881

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment	6.0%
Estimated Incremental Investment	93.2%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$10.7

Note: At 100% share, unless otherwise noted.

(1)	Historical Cost excludes certain GAAP adjustments such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.
(2)	Construction was completed in Q3 2025.

PROPERTY TABLE – DEVELOPMENT PIPELINE	SEPTEMBER 30, 2025 (Unaudited)

Property Table – Development

dollars in thousands

			Earliest
			Potential					Estimated
		%	Construction	Estimated Potential Development Density (SF)				Number of
Asset	Submarket	Ownership	Start Date (1)	Total	Multifamily	Office	Retail	Units

National Landing
2100/2200 Crystal Drive Land	National Landing	100.0%	2025	576,800	576,800	—	—	540
1415 S. Eads Street	National Landing	100.0%	2025	538,000	533,800	—	4,200	570
3330 Exchange Avenue	National Landing	50.0%	2025	239,800	216,400	—	23,400	240
3331 Exchange Avenue	National Landing	50.0%	2025	180,600	164,300	—	16,300	170
RiverHouse Land	National Landing	100.0%	2026	2,046,900	2,020,500	—	26,400	1,515
Potomac Yard Landbay F/G/H	National Landing	50.0% / 100.0%	2026-2027	1,846,000	944,000	844,000	58,000	765
2250 Crystal Drive	National Landing	100.0%	2027	696,200	681,300	—	14,900	825
223 23rd Street	National Landing	100.0%	2027	492,100	484,100	—	8,000	610
1901 South Bell Street Land (2)	National Landing	100.0%	2027	265,600	265,600	—	—	185
101 12th Street S.	National Landing	100.0%	2027	239,600	—	234,400	5,200	—
1800 South Bell Street	National Landing	100.0%	2027	208,700	202,200	—	6,500	130
2525 Crystal Drive	National Landing	100.0%	2028	373,000	370,000	—	3,000	370
DC
Gallaudet Parcel 2-3 (3)	Union Market	100.0%	2026	819,100	758,200	—	60,900	820
Gallaudet Parcel 4 (3)	Union Market	100.0%	2027	644,200	605,200	—	39,000	645
Other VA
Tysons Dulles Plaza Land (2)	Tysons	100.0%	2028	300,000	300,000	—	—	300
Other Development Parcels (4)				1,248,100	142,200	1,105,900	—	—

Total				10,714,700	8,264,600	2,184,300	265,800	7,685

Totals at JBG SMITH Share
National Landing				6,717,200	5,943,700	656,400	117,100	5,390
DC				1,655,600	1,406,100	149,600	99,900	1,465
Other VA				300,000	300,000	—	—	300
				8,672,800	7,649,800	806,000	217,000	7,155

			Fully Entitled	4,859,600	3,872,500	806,000	181,100	4,215
			Entitlement In Process	3,813,200	3,777,300	—	35,900	2,940
				8,672,800	7,649,800	806,000	217,000	7,155

Historical Cost at JBG SMITH Share (5)	$ 389,198

See footnotes on page 34.

PROPERTY TABLE – DEVELOPMENT PIPELINE	SEPTEMBER 30, 2025 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	Represents the earliest potential year in which construction could commence, subject to receipt of full entitlements, completion of design and market conditions. Office developments are pre-lease dependent.
(2)	Currently encumbered by an operating commercial asset.
(3)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $3.6 million. As of September 30, 2025, the weighted average remaining term for the option is 1.7 years.
(4)	Comprises four assets in which we have a minority interest.
(5)	Historical Cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 40.

DISPOSITION AND RECAPITALIZATION ACTIVITY	SEPTEMBER 30, 2025 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Units /		Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet		Price

Q1 2025
8001 Woodmont	100.0%	Multifamily	Bethesda, MD	February 19, 2025	322 Units / 19,542 Retail SF		$194,000

Q2 2025
Capitol Point - North	100.0%	Development Pipeline	Washington, DC	June 20, 2025	451,400 SF	(1)	$11,000
WestEnd25	100.0%	Multifamily	Washington, DC	June 25, 2025	283 Units		186,000
Subtotal							$197,000

Q3 2025
The Batley	100.0%	Multifamily	Washington, DC	July 10, 2025	432 Units		$155,000

Total							$546,000

(1)	Square footage represents estimated potential development density.

Recapitalization Activity:

On May 28, 2025, we sold a 40.0% interest in a real estate venture that owns West Half, a multifamily asset with 465 units in Washington, DC, for $100.0 million.

Other Activity:

On July 16, 2025, we received proceeds of $6.0 million related to permanent land easement transactions across various parcels in National Landing.

DEBT SUMMARY	SEPTEMBER 30, 2025 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2025	2026	2027	2028	2029	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment)	$—	$—	$160,000	$—	$—	$—	$160,000
Term loans ($720 million commitment)	—	200,000	—	520,000	—	—	720,000
Total unsecured debt	—	200,000	160,000	520,000	—	—	880,000
Secured Debt:
Consolidated principal balance	—	165,000	266,353	85,000	273,620	831,196	1,621,169
Unconsolidated principal balance	—	—	35,000	—	—	—	35,000
Total secured debt	—	165,000	301,353	85,000	273,620	831,196	1,656,169

Total Consolidated and Unconsolidated Principal Balance	$—	$365,000	$461,353	$605,000	$273,620	$831,196	$2,536,169

% of total debt maturing	—	14.4%	18.2%	23.9%	10.8%	32.7%	100.0%
% floating rate (1)	—	15.8%	83.9%	14.0%	—	26.1%	29.5%
% fixed rate (2)	—	84.2%	16.1%	86.0%	100.0%	73.9%	70.5%

Weighted Average Interest Rates
Variable rate (3)	—	4.78%	6.03%	5.83%	—	4.50%	5.47%
Fixed rate	—	4.88%	3.94%	4.48%	5.19%	5.49%	4.98%
Total Weighted Average Interest Rates	—	4.86%	5.69%	4.67%	5.19%	5.23%	5.12%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility (1)	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$160,000	$200,000	$400,000	$120,000	$880,000
Letters of credit	$4,790	$—	$—	$—	$4,790
Undrawn capacity	$585,210	$—	$—	$—	$585,210
Interest rate spread (4)	1.49%	1.34%	1.39%	1.40%	1.40%
All-In interest rate (5)	5.73%	5.34%	4.20%	5.41%	4.90%
Initial maturity date	Jun‑27	Jan‑26	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Floating rate debt includes floating rate loans with interest rate caps.
(2)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 88.1% of our debt is fixed or hedged.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.17% and 3.26%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(4)	The interest rate for the revolving credit facility excludes a 0.20% facility fee.
(5)	The all-in interest rate is inclusive of interest rate swaps. As of September 30, 2025, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	SEPTEMBER 30, 2025 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
1101 17th Street (4)	100.0%	$60,000	3.40%	Fixed	3.40%	07/14/26	07/14/26
1215 S. Clark Street (5)	100.0%	105,000	S + 1.35%	Swap	4.78%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.34%	Swap	5.34%	01/14/26	01/14/27
The Zoe and Valen (6)	100.0%	192,301	S + 2.25%	Cap	6.38%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	74,052	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.39%	Swap	4.20%	01/13/28	01/13/28
Revolving Credit Facility (7)	100.0%	160,000	S + 1.49%	—	5.73%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.40%	Swap	5.41%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	5.83%	07/27/28	07/27/28
The Grace and Reva	100.0%	273,620	5.19%	Fixed	5.19%	12/01/29	12/01/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
RiverHouse Apartments (Ashley and Potomac)	100.0%	258,936	5.03%	Fixed	5.03%	04/01/30	04/01/30
1221 Van Street	100.0%	87,198	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	80,189	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (8)	100.0%	217,316	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,501,169
Deferred financing costs and premium / (discount) - mortgage loans (4)		(43,373)
Deferred financing costs - revolving credit facility and term loans		(6,641)
Total Consolidated Indebtedness		$2,451,155

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,577,796
Revolving credit facility		160,000
Deferred financing costs, net (included in other assets)		(5,091)
Term loans		718,450
Total Consolidated Indebtedness		$2,451,155

DEBT BY INSTRUMENT	SEPTEMBER 30, 2025 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
4747 Bethesda Avenue (9)	20.0%	$175,000	S + 1.35%	Cap	5.48%	02/20/27	02/20/27
Deferred financing costs and premium / (discount) - mortgage loans		(3,758)
Total Unconsolidated Indebtedness		$171,242

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,501,169
Unconsolidated principal balance at JBG SMITH Share		35,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,536,169

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,451,155
Unconsolidated indebtedness at JBG SMITH Share		34,248
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,485,403

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.17% and 3.26%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	September 30, 2025 one-month term SOFR of 4.13% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	In September 2025, we acquired the remaining 45.0% interest in the unconsolidated real estate venture that owned 1101 17th Street and assumed the related $60.0 million non-recourse interest-only mortgage loan, which was recorded net of a $29.6 million discount, resulting in an estimated fair value of $30.4 million.
(5)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million as of September 30, 2025.
(6)	The maximum principal balance of this loan is $208.5 million. The cap strike rate for this loan is 4.50%.
(7)	September 30, 2025 daily SOFR of 4.24% applied to the revolving credit facility.
(8)	The cap strike rate for this loan is 1.99%.
(9)	The cap strike rate for this loan is 4.38%.

DEFINITIONS	SEPTEMBER 30, 2025

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of September 30, 2025, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of September 30, 2025, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to assets that have the potential to commence construction subject to receipt of full entitlements, completion of design and/or market conditions where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of September 30, 2025, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2025. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	SEPTEMBER 30, 2025

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of non-depreciable real estate, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of September 30, 2025.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2025.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real

DEFINITIONS	SEPTEMBER 30, 2025

estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended September 30, 2025 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"),"Same Store NOI", "Annualized NOI," "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI, Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended September 30, 2025 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

DEFINITIONS	SEPTEMBER 30, 2025

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of September 30, 2025, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of September 30, 2025, and is calculated as (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended September 30, 2025.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Signed But Not Yet Commenced Leases" means leases that, as of September 30, 2025, have been executed but for which rent has not commenced.

"SOFR" means the Secured Overnight Financing Rate.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet, (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (iii) for Under-Construction assets, management's estimate of approximate rentable square feet based on current design plans as of September 30, 2025, and (iv) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of September 30, 2025.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, demolition costs, severance and other costs.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2025.

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APPENDIX – INTEREST EXPENSE	SEPTEMBER 30, 2025 (Unaudited)

Appendix – Interest Expense

	Three Months Ended September 30, 2025
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$32,501	$907		$33,408
Amortization of deferred financing costs	3,565	169		3,734
Net unrealized gain on non-designated derivatives (2)	(4)	—		(4)
Capitalized interest	(1,281)	—		(1,281)
Total	$34,781	$1,076		$35,857

	Nine Months Ended September 30, 2025
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$100,274	$2,611		$102,885
Amortization of deferred financing costs	11,410	517		11,927
Net unrealized gain on non-designated derivatives (2)	(59)	—		(59)
Capitalized interest	(6,073)	—		(6,073)
Total	$105,552	$3,128		$108,680

(1)	At JBG SMITH Share.
(2)	Non-designated derivatives refer to certain derivative financial instruments, consisting of interest rate cap agreements, that do not meet the accounting requirements to be classified as hedging instruments. These derivatives are carried at their estimated fair value with realized and unrealized gains and losses recorded in "Interest expense" in our Condensed Consolidated Statements of Operations.

APPENDIX – TRANSACTION AND OTHER COSTS	SEPTEMBER 30, 2025 (Unaudited)

Appendix – Transaction and Other Costs

	Three Months Ended September 30,			Nine Months Ended September 30,
in thousands	2025	2024	X	2025	2024

Transaction and Other Costs
Completed, potential and pursued transaction expenses	$141	$104		$2,703	$1,645
Severance and other costs	325	563		2,104	1,075
Demolition costs	28	—		444	285

Total	$494	$667		$5,251	$3,005

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2025 (Unaudited)

Appendix - NOI Reconciliations

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to common shareholders	$(28,555)	$(26,980)	$(93,516)	$(83,629)
Net loss attributable to redeemable noncontrolling interests	(6,457)	(4,365)	(18,375)	(12,353)
Net income (loss) attributable to noncontrolling interests	—	36	—	(10,931)
Net loss	(35,012)	(31,309)	(111,891)	(106,913)
Add:
Depreciation and amortization expense	48,164	50,050	143,311	158,211
General and administrative expense:
Corporate and other	13,214	11,881	45,491	43,855
Third-party real estate services	14,058	16,088	43,691	57,065
Transaction and Other Costs	494	667	5,251	3,005
Interest expense	34,781	35,267	105,552	97,400
(Gain) loss on the extinguishment of debt, net	—	(43)	2,402	(43)
Impairment loss	4,771	—	45,067	18,236
Income tax expense (benefit)	926	831	643	(40)
Less:
Third-party real estate services, including reimbursements revenue	14,711	17,061	44,430	52,326
Income (loss) from unconsolidated real estate ventures, net	(664)	(745)	(165)	4
Interest and other income, net	2,378	4,573	3,601	10,105
Gain (loss) on the sale of real estate, net	4,660	(5,352)	47,029	(5,066)
Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,012	1,292	3,289	5,506
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(915)	—	(1,187)	—
Non-cash rent adjustments (1)	1,561	(3,817)	4,071	(7,756)
Other adjustments (2)	(3,083)	2,966	(984)	270
Total adjustments	(1,425)	441	5,189	(1,980)
NOI	$58,886	$68,336	$189,811	$211,427
Less: out-of-service NOI loss (3)	(1,677)	(2,261)	(5,366)	(7,632)
Operating Portfolio NOI	$60,563	$70,597	$195,177	$219,059
Non-Same Store NOI (4)	6,507	12,672	26,457	40,704
Same Store NOI (5)	$54,056	$57,925	$168,720	$178,355

Change in Same Store NOI	(6.7)%		(5.4)%
Number of properties in Same Store pool	33		33

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets and assets in the Development Pipeline.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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